EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is entered into between Service Merchandise Company, Inc., a Tennessee corporation (the "Company"), and Jane Gilmartin (the "Executive"), effective as of May 11, 1998. The Company and the Executive are sometimes referred to herein as the "parties".

                                    ARTICLE I
                                   EMPLOYMENT

     The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions set forth herein.

                                   ARTICLE II
                           DUTIES AND RESPONSIBILITIES

     2.1 Scope of Service. The Executive shall, during the term of this Agreement, devote all of her business time and attention and exert her best efforts in the performance of her duties hereunder and, in performing such duties, shall promote the profit, benefit and advantage of the Company and its business. The Executive shall not, during the term of this Agreement, engage in any other business activity (whether or not such business activity is pursued for gain, profit or other pecuniary advantage) if such business activity would impair the Executive's ability to carry out her duties hereunder; provided, however, that this paragraph shall not be construed to prevent the Executive from investing her personal assets as a passive investor.

     2.2 Position and Duties. Subject to the power of the Company to elect and remove officers, the Executive shall, during the term of this Agreement, serve as Senior Vice President Hardlines, and shall report directly to the Chief Executive Officer of the Company. The Executive shall faithfully and diligently perform the services and functions relating to her office (or reasonably incident thereto) as may be designated from time to time by the Chief Executive Officer.

     2.3 Term of Employment. The Executive's employment with the Company hereunder shall commence on the Effective Date of this Agreement (the "Employment Date") and shall continue until terminated by either of the parties upon ten (10) days written notice to the other in accordance with Section 4.5 of this Agreement.

                                   ARTICLE III
                            COMPENSATION AND BENEFITS

     3.1 Base Annual Salary. As compensation for services performed by the Executive during the term of her employment hereunder, the Company agrees to pay and Executive agrees to accept an annual base salary ("Base Salary"), payable in accordance with the then current payroll policies of the Company, of not less than Three Hundred Fifty Thousand Dollars ($350,000.00), subject to applicable withholding taxes. Such Base Salary shall be subject to
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annual review by the Chief Executive Officer, and may, as a result of any annual review, provide an increase in the Executive's Base Salary.

     3.2 Incentive Compensation. During the term of her employment hereunder, the Executive shall be entitled to receive the following incentive compensation in addition to her Base Salary:

         (a) Bonus Plan. The Executive shall be entitled to participate in the Company's Executive Management Bonus Program. This program pays a bonus ranging from 25% of Base Salary for achievement of the Board of Directors' determined profit goal to 50% of Base Salary for achievement of 120% of the profit goal. Executive shall be entitled to receive a minimum guaranteed bonus of Seventy Thousand Dollars ($70,000.00) in March of 1999 for the 1998 performance period under the terms of this program. Any bonus earned under the Executive Management Bonus Program will be offset by the minimum guaranteed bonus described above. In addition, Executive shall be entitled to receive a one-time Fifty Thousand Dollar ($50,000.00) bonus payable within thirty (30) days following the Effective Date of this Agreement.

         (b) Employee Stock Incentive Plan. The Executive shall be entitled to participate in the Company's Amended and Restated 1989 Employee Stock Incentive Plan (the "Stock Incentive Plan") and the Company shall grant to the Executive the awards described below:

              (i) Restricted Stock. Pursuant to, and in accordance with the terms of the Stock Incentive Plan, the Company shall grant to the Executive as of the Executive's Employment Date, fifty thousand (50,000) shares of Restricted Stock (as that term is defined in the Stock Incentive Plan) that shall vest as follows:

                   Date of Vesting                             % Vesting
                   1st Anniversary of Employment (1999)             1/3
                   2nd Anniversary of Employment (2000)             1/3
                   3rd Anniversary of Employment (2001)             1/3

              (ii) Non-Qualified  Stock Options.  Pursuant to, and in accordance with the terms of the Stock Incentive Plan, the Company shall grant to the Executive as of the Executive's Employment Date a Non-Qualified Stock Option (as that term is defined in the Stock Incentive Plan) to purchase two hundred fifty thousand (250,000) shares which shall vest as follows:

                   Date of Vesting                             % Vesting
                   1st Anniversary of Employment (1999)             1/3
                   2nd Anniversary of Employment (2000)             1/3


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                   3rd Anniversary of Employment (2001)             1/3

                   In addition, you will be granted an additional fifty thousand (50,000) Non-Qualified Stock Options in each of the Company's fiscal year 1999 and 2000.

3.3      Other Benefits.

         (a) Standard Benefit Plans. During the term of her employment hereunder, the Executive shall be entitled to participate in all standard benefit plans of the Company (including, without limitation, any life, accident, medical, hospitalization, disability, pension or profit sharing plan afforded by the Company to its employees generally), if and to the extent that the Executive is eligible to so participate in accordance with the terms of any such plan, provided, however, that both parties understand and agree that the termination benefits provided under the terms of the Severance Agreement executed between the Company and Executive of even date herewith (the "Severance Agreement") are in lieu of any severance benefits to which the Executive may otherwise be entitled under the Company's Severance Pay Plan. Notwithstanding any of the above, nothing herein is intended, or shall be construed, to effect the Company's right to amend or terminate any of its standard benefit plans or to require the Company to institute any particular plan or benefit except as otherwise specifically required in this Agreement. Benefit plans that the Company currently provides for its employees generally, and in which the Executive shall be entitled to participate include, without limitation, the following:

              SMC Healthcare Plan (3 month waiting period)
              Group Life Insurance (2X base salary) *
              Long Term Disability *
              Retirement Plan (eligible after one year of service)
              Savings and Investment Plan - 401(k) (eligible after one year of service)
              Three weeks paid vacation per year *

         (b) Additional Benefits. In addition to participation in the Benefit Plans described in subparagraph (a) above, and in addition to the benefits described in the Severance Agreement, the Company shall provide the following benefits during the term of the Executive's employment hereunder:

              (i) Executive will be entitled to an annual allowance of Five Thousand Dollar ($5,000.00) for tax/financial planning.

              (ii) The Company  will  provide a vehicle for  Executive's  use in accordance  with  Company  policy.  The  car  will  be of the

----------------------
* Effective as of the date of your employment in accordance with Company policy

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                   Executive's   choice  valued  at  approximately   Thirty  Two
                   Thousand Dollars ($32,000.00),

              (iii)The  Company  will  provide   reimbursement  for  payment  of
                   relocation expenses as provided in the Company's relocation plan including:

                   Temporary Housing (a two bedroom condominium up to 90 days)

                   Duplicate Mortgage Payments. The Company will pay for mortgage payments for the lesser of any duplicate monthly mortgage payments for a new or former residence up to three months.

                   Real Estate Expense. The Company will provide the services of a third-party relocation company. Essentially, this program will cover the expenses you would normally incur in the sale of your residence, including but not limited to, real estate fees, title insurance, loan repayment penalty, and so on. The Company will also cover expenses you incur in the purchase of a new home, up to two percent (2%) of the purchase price.

                   Moving Expense. The Company will pay all reasonable expenses related to moving all household and personal items provided in the Company's relocation plan.

                   Commuting Expense. The Company will reimburse Executive for travel expenses for returning home, plus the final trip for moving to the Nashville area, for up to six months.)

                   Taxes. The Company will reimburse Executive for expenses arising from the relocation, which are considered taxable income at a rate of 29.45% to cover FIT and HI FICA taxes.

                                   ARTICLE IV
                                  MISCELLANEOUS

     4.1 Construction and Amendment. This Agreement, along with the Severance Agreement herewith contains all the material terms and conditions governing the Company's continued employment of the Executive and shall supersede any and all prior oral and written understandings and agreements, and all contemporaneous oral understandings and agreements, between the Company and the Executive. In this respect, the Executive acknowledges and agrees that the Company's sole obligation to the Executive with respect to the future termination of the Executive's employment by the Company (for whatever reason and under whatever circumstances) are set forth in this Agreement and in the Severance Agreement. No amendment


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to the terms and conditions of this Agreement  shall be effective  unless agreed to in writing by the Company and the Executive.

     4.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     4.3  Governing  Law.  The  validity,   interpretation,   construction,  and
performance of this Agreement shall be governed by the laws of the State of Tennessee.

     4.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Executive and his heirs, executors, administrators and legal representatives. The Executive's rights and benefits under this Agreement are personal and, except as otherwise provided herein, no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer without the prior written consent of the Company.

     4.5 Notice. Any notice or other communication required or permitted under, or given by reason of, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as the party may specify by notice pursuant to this provision, except that notices of change of address shall be effective only upon receipt):

                  (a)       To the Company:

                           Service Merchandise Company, Inc.
                           7100 Service Merchandise Drive
                           Brentwood, TN  37027
                           Attention:  Chief Executive Officer

                  (b)       To the Executive:

                           Jane Gilmartin


     4.6 Additional Instruments. The parties shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

     4.7 Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     4.8 Waiver of Breach. No waiver at any time by either party hereto of any breach by the other of, or compliance by the other with, any condition or provision of this Agreement to be


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
performed by such other party shall operate or be construed as a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.


                                               SERVICE MERCHANDISE COMPANY, INC.

Date: July 14, 1998                            By: /s/ Gary M. Witkin
     ---------------------                        ------------------------------
                                                  Name: Gary M. Witkin
                                                  Title: President and CEO


                                               EXECUTIVE


Date: July 14, 1998                            /s/ Jane Gilmartin
     ----------------------                    ---------------------------------
                                               Jane Gilmartin





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